CELL MEDX CORP. OTC PINK: CMXC

FOR IMMEDIATE RELEASE FEBRUARY 28, 2024

Cell MedX Corp. Announces Resignation of Director

Vancouver, BC, February 28, 2024, Cell MedX Corp. (OTC Pink: CMXC) (“Cell MedX” or the “Company”) a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote anti-aging and general wellness, announces the resignation of Brad Hargreaves from the Board of Directors of the Company.

The resignation of Mr. Hargreaves was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practice or otherwise. Cell MedX has not filled the vacancy created by the resignation of Mr. Hargreaves as a member of the Board of Directors.

The Company would like to thank Mr. Hargreaves for his contribution to the development of the Company and wishes him the best of success in his future business endeavors.

About Cell MedX Corp. (OTC Pink: CMXC)

Cell MedX Corp. is a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including, but not limited to: aging, diabetes, high blood pressure, neuropathy and kidney function. The Company’s main focus is on continued research and development of its eBalance® Technology and its eBalance® Home System.

On behalf of the Board of Directors of Cell MedX Corp.

David Jeffs

Director, CEO

For further information:

info@cellmedx.com

www.cellmedx.com.

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA or Health Canada, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company’s Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company’s forward-looking statements. Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.